UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2012

Gartner, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14443	04-3099750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7700

(Address of principal executive offices, including zip code)

(203) 316-1111

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 19 , 2012, Gartner Australasia Pty Ltd (“GAPL”), the Australian subsidiary of Gartner, Inc., a Delaware corporation (NYSE:IT) (“Gartner”), entered into a Takeover Bid Implementation Agreement with Ideas International Limited, an Australian corporation headquartered outside of Sydney, Australia (ASX: IDE) (the “Company”), pursuant to which GAPL has agreed to commence an off market takeover bid to acquire 100% of the outstanding shares of the Company, on a fully diluted basis, for AUD 1.40 per share in cash, or aggregate consideration of approximately AUD 20 million (the “Offer”).

The Company is a provider of intelligence on IT infrastructure configurations and pricing data to IT professionals.

The Offer has been approved by the board of directors of Gartner, GAPL and the Company. It is expected to commence the first week of May and must remain open for 30 days. The offer is subject to customary conditions for this type of transaction, including, but not limited to, the acceptance of the Offer by not less than 90% of the Company’s outstanding shares, no actual or threatened regulatory action related to the Offer and the maintenance of, and no material adverse change in, the Company’s business during the Offer period. If all conditions are satisfied, the transaction is expected to close in early June 2012.

[signatures follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

By:	/s/ Christopher J. Lafond
Christopher J. Lafond Executive Vice President, Chief Financial Officer

Date: April 19, 2012